Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FMC Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-62996, 333-76210, 333-762114, and
333-76216) on Form S-8 of FMC Technologies, Inc. of our reports dated February 27, 2009, with respect to the consolidated balance sheets of FMC Technologies, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of FMC Technologies, Inc.

Our report on the consolidated financial statements dated February 27, 2009 refers to the Company’s adoption of Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, and 132R, which changed the method of accounting for pension and postretirement benefits as of December 31, 2006.

/s/    KPMG LLP

Houston, Texas

February 27, 2009